EXHIBIT 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - September 2012

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield		17.48%
Less:	Coupon	0.58%
	Servicing Fee	1.50%
	Net Credit Losses	3.59%
Excess Spread :
	September-12	11.81%
	August-12	12.42%
	July-12	11.13%
Three Month Average Excess Spread		11.79%

Delinquency:
	30 to 59 Days	0.61%
	60 to 89 Days	0.44%
	90+ Days	0.91%
	Total	1.96%

Principal Payment Rate		22.74%